                                                                 EXHIBIT 10.4(a)




                              EMPLOYMENT AGREEMENT

                 This Employment Agreement (this "Agreement") is made and entered into as of the 28th day of August, 1996, by and between Aames Financial Corporation, a Delaware corporation (the "Parent"), and Neil B. Kornswiet, an individual ("Executive"), with reference to the following:

                                    RECITALS

         A. The Parent is a party to an Agreement and Plan of Reorganization, dated as of August 12, 1996, by and between the Parent, One Stop Mortgage, Inc., a Wyoming corporation (the "Company") and Aames Acquisition Corporation, a Delaware corporation ("Merger Sub") (the "Reorganization Agreement") pursuant to which Merger Sub will be merged with and into the Company, resulting in the Company becoming a wholly owned subsidiary of Parent; and

         B. It is material condition to the consummation of the transactions contemplated by the Reorganization Agreement that the parties enter into and deliver this Agreement to one another.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the foregoing recitals and in consideration of the parties consummating the transactions contemplated by the Reorganization Agreement and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto to agree as follows:

                 1. EMPLOYMENT AND DUTIES. The Parent hereby employs Executive to serve as Chief Executive Officer and President and Chairman of the Board of the Company, and effective September 3, 1996, as Executive Vice President of the Parent, with the powers and duties customarily accorded to such positions, including those powers and duties set forth in the respective Bylaws of the Parent and Company for such office and such other duties consistent therewith as may be assigned to Executive from time to time by the
Chief Executive Officer of the Parent.   Executive shall report to the Chief
Executive Officer of the Parent. Executive shall devote his entire business time and attention to his duties hereunder and shall endeavor in good faith to perform his duties in an efficient, faithful and business-like manner. During the term of his employment, it is intended that Executive also serve as a Director on the Board of Directors of the Company (the "Company Board") and a Director on the Board of Directors of Parent (the "Parent Board"), and the Parent will take action within its powers to include Executive among the slate of directors proposed to be nominated by the Parent Board at any applicable stockholders meeting.

                 2. TERM. The initial term of this Agreement shall begin on the date hereof and shall expire on the fifth anniversary of the date hereof unless terminated earlier as set forth in Section 6 hereof or by mutual agreement of the parties hereto (the "Initial Term"). At the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") unless either party shall have given written notice to the other party at least ninety days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement. If Executive's employment under this Agreement is extended for an Extension Term, it shall thereafter or during any Extension Term be terminable (other than upon expiration) only as provided in Section 6 or by mutual agreement of the parties hereto.

                 3.       COMPENSATION.

                          (a)     Base Salary.  During the term of this
Agreement, Executive shall be paid a base salary (the "Base Salary"), payable in accordance with the Parent's normal payroll practices in the amount of
$750,000 per year.   The amount of the Base Salary payable to Executive shall
be reviewed at least annually; provided, however, that Executive's Base Salary shall not be reduced below $750,000 per annum during the term of this Agreement.

                          (b)     Performance Bonus.

                                  i)       In addition to Base Salary to be
paid to Executive hereunder, the Parent shall pay to Executive a bonus (the "Performance Bonus") equal to 7.5 percent of the Company's Adjusted Pre-Tax Income for each fiscal year or portion thereof during the term of Executive's employment hereunder.

                                  ii)      The Performance Bonus for each
fiscal year shall be paid in four quarterly payments (the "Quarterly Payments") as set forth in clauses iii) and iv) below.

                                  iii)     Within forty-five days following the
end of the first three fiscal quarters during any fiscal year which includes any portion of the employment term hereunder, the Company shall deliver to Executive a statement setting forth the amount of the Company's Adjusted Pre-Tax Income for such quarter and for the period from the beginning of the fiscal year (or, in the case of fiscal 1997, the date of the commencement of Executive's employment hereunder) through the most recent fiscal quarter (the "Measurement Period"), certified by the Chief Financial Officer of Parent, accompanied by a cash payment in the amount by which (x) 7.5% of the Company's Adjusted Pre-Tax Income for the Measurement Period, exceeds (y) the sum of the Quarterly Payments previously paid to Executive with respect to such fiscal year.

                                  iv)  Within 90 days following the end of the
fourth quarter of any fiscal year which includes any portion of the employment term hereunder, the Company shall deliver to Executive a reasonably detailed calculation of the Company's Adjusted Pre-Tax Income for such fiscal year and the Performance Bonus payable hereunder for such fiscal year, prepared by the Parent's outside accounting firm. If the amount of the Performance Bonus for such fiscal year, exceeds the sum of the Quarterly Payments made to Executive with respect to such fiscal year, such calculation shall be accompanied by a cash payment in the amount of the difference between the Performance Bonus payable with respect to such fiscal year and the sum of the Quarterly Payments previously paid to Executive with respect to such fiscal year. If the sum of the Quarterly Payments previously paid to Executive with respect to such fiscal year exceed the amount of the Performance Bonus, then Executive shall, within 15 days of receipt of such calculation, pay such difference to the Company.

                                  v)       If the employment term of Executive
hereunder commences or ends during any of the Company's fiscal quarters or years, the applicable Performance Bonus and Quarterly Payment computed hereunder with respect to such fiscal period shall be prorated based upon the actual number of days during such fiscal period included in the employment term of Executive hereunder; provided however, that the Performance Bonus for the fiscal quarter commencing July 1, 1996 shall not be prorated and shall be paid as if Executive had commenced employment pursuant to this Agreement on July 1, 1996.

                                  vi)      For purposes of this Agreement, the
Company shall adopt a fiscal year commencing on July 1 and ending on June 30.

                          (c)     Adjusted Pre-Tax Income.  For purposes of
this Agreement, Adjusted Pre-tax Income shall mean the income of the Company computed on an accrual basis in accordance with generally accepted accounting principles as previously consistently applied by Parent (GAAP), before federal, state and local income taxes; provided that, in determining Adjusted Pre-Tax Income, the following adjustments and exceptions shall apply to the application of GAAP (even if required by "push down" or similar accounting rules under GAAP) and whether or not recorded on the financial statements of the Company:

                                  i)       Revenues shall include only revenues
(i) of the Company derived from the origination, purchase, sale or servicing of mortgage loans in the ordinary course of the Company's business, (ii) revenues of the Parent (net of all expenses) derived from the servicing of mortgage loans originated by the Company (for purposes of this subsection (c)i)(ii) revenues shall include, without limitation, all loan interest income net of related carying costs), (iii) revenues received by the Parent (net of commissions paid by the Parent) with respect to the refinancing of any mortgage loan originated by the Company, and (iv) revenues received by Parent (net of commissions paid by the Parent) with respect to credit life, disability and other ancillary products sold in connection with the Company's origination of mortgage loans;

                                  ii)      Any equity based benefits to the
employees, directors or agents of the Company, such as profit interests or appreciation rights, shall be excluded from Adjusted Pre-Tax Income;

                                  iii)     The legal, accounting and other
professional fees and expenses (whether incurred before or after the consummation of the merger) and all other costs associated with negotiating, entering and closing the Lehman Financing and Warrant Transactions, Reorganization Agreement and the other agreements entered into in connection therewith incurred by the Company, Parent or Merger Sub, or their respective affiliates, shall be excluded from the computation of Adjusted Pre-Tax Income;

                                  iv)      All  transactions between the
Company and the Parent or any of the affiliates of Parent shall be entered into only on an arms-length basis, consistent with the past practices of Parent;

                                  v)       Charges from Parent (or its
affiliates) for outside legal and accounting services relating to the operations of the Company, shall be based on the actual out-of-pocket costs charged by such third party professionals;

                                  vi)      There shall be established an
intercompany account between Parent and the Company. All transfers of cash between the two companies shall be accounted for in the intercompany account as a loan from one company to the other and not as an equity contribution or dividend payment to the extent the cash so transferred was raised by Parent through the issuance of debt securities or under any credit or other financing facilities now or hereafter made available to Parent. Adjusted Pre-Tax Income shall reflect an interest expense on the amount owing to Parent in the intercompany account computed using the weighted average interest rate payable by Parent during the relevant period on Parent's outstanding debt.

                                  vii)     All costs, fees and expenses
incurred by the Company with respect to any loss which the Executive or other stockholders of the Company actually indemnify the Company, pursuant to the Reorganization Agreement, or which are covered by insurance (but only to the extent of the indemnification or insurance payments actually made to the Company), shall be excluded from the calculation of Adjusted Pre-Tax Income;

                                  viii)    All costs, fees and expenses
incurred by the Parent with respect to any department or division that provides administrative services or support to both the Parent and the Company shall be allocated among the Parent and the Company pro rata based upon total loan originations and, if not included in the calculation of total loan originations, loan purchases of the Parent (and its subsidiaries) and the Company during the relevant period; and

                                  ix)      The proceeds or other amounts
received, if any, by the Company from life or other key man insurance on Executive shall not be included in income or otherwise considered in any way in computing Adjusted Pre-tax Income.

                          (d)     Stock Bonus.  Executive shall be eligible to
receive stock options under the Parent's stock option plans with annual awards
to be determined by the Compensation Committee of the Parent Board.   All
options granted to Executive by the Parent in connection with the Executive's employment are hereinafter referred to collectively as the "Options."

                 4. OTHER EXECUTIVE BENEFITS. During the term of this Agreement, the Parent shall provide to Executive benefits commensurate with his position, including each of the following benefits:

                          (a)     Medical and Dental Coverage.  The Parent
agrees to provide coverage to Executive and dependent members of his family under the same medical and dental plans as may be maintained from time to time in the discretion of the Parent Board for the benefit of the Chief Executive Officer of Parent (the "CEO") and the dependent members of his family.

                          (a)     Vacation.  Executive shall be entitled to
four (4) weeks of paid vacation during Executive's first year of employment with the Parent and shall be entitled to five (5) weeks during each year of employment with the Parent thereafter for the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of the Company.

                          (a)     Business Expenses.  The Parent will pay or
reimburse Executive for any out-of-pocket expenses incurred by Executive in the course of providing his services hereunder, which comply with Parent's travel and expense policies adopted from time to time by the Parent Board for the CEO. Such reimbursement shall be made by the Parent in the same manner and within the same time period as applicable to the other executive officers of the Parent.

                          (a)     Automobile.  The Parent shall provide
Executive with the use of a luxury automobile that is selected by Executive.
On the earlier of significant damage or destruction or attaining three years of age, the Company shall replace such automobile with a new automobile selected by Executive. The Company shall pay all costs of insurance, repair, maintenance and operation of such automobile.

                          (a)     Benefit Plans.  Executive shall be entitled
to participate in any pension, profit-sharing, stock option, stock purchase or other benefit plan of the Parent and the

Company now existing or hereafter adopted for the benefit of employees generally or the senior executives of the Parent and the Company.

                          (a)     Life Insurance.  Provided the following
policies may be obtained at a reasonable cost, the Parent shall provide Executive with a $1,000,000 standard term life insurance policy and a $1,000,000 standard term accidental death policy.

                          (a)     Disability.  Provided the following policy
may be obtained at a reasonable cost, the Parent shall provide Executive with a long-term disability policy which provides for an annual disability payment in an amount equal to 125% of Executive's Base Salary.

                 1.       CONFIDENTIAL INFORMATION.

                          (a)     Non-Disclosure.  Executive hereby agrees,
during the term of this Agreement, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding the Company, the Parent or any of their respective subsidiaries or any of their respective businesses, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during the term, except to the extent required by Executive's performance of his assigned duties. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Company, the Parent or any of their respective subsidiaries, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to the Company, the Parent or any of their respective subsidiaries, (iii) has been made available, or is made available, on an unrestricted basis to a third party by the Company, by an individual authorized to do so or (iv) is known by Executive prior to its disclosure to Executive. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive.

                          (b)     Injunctive Relief.  Executive agrees that the
remedy at law for any breach by him of the covenants and agreements set forth in this Section 5 may be inadequate and that in the event of any such breach, the Company, the Parent or their respective subsidiaries may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

                 2.       TERMINATION.

                          (a)     Termination by Parent for "Cause or
Voluntarily by Executive. The Parent may terminate this Agreement for "Cause" effective immediately upon written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean and be limited to the following events:
(i) an act of fraud, embezzlement or similar conduct by Executive involving the Company, the Parent or any of their respective subsidiaries; (ii) any action by Executive involving the arrest of Executive for violation of any criminal statute constituting a felony if the Board reasonably determines that the continuation of Executive's employment after such event would have an adverse impact on the operations or reputation of the Company, the Parent or any of their respective subsidiaries in the financial community; or (iii) a continuing, repeated willful failure or refusal by Executive to perform his duties; provided, however, that this Agreement may not be terminated under this subclause (iii) unless Executive shall have first received written notice from the Board advising Executive of the specific acts or omissions alleged to constitute a failure or refusal to perform and such failure or refusal to perform continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice.

                 In the event of termination for "Cause" or voluntarily by Executive other than as permitted in Sections 6(b)(i) and (ii) and 6(c), (x) Executive shall be entitled to receive that portion of the Base Salary and all benefits accrued through the date of termination and (y) all Options that have become exercisable as of the date of termination shall remain so for a period of 90 days.

                          (b)     Termination by Parent Other Than for "Cause."

                                     i)    Death.  Provided that notice of
         termination has not previously been given under any Section hereof, if Executive shall die during the term of this Agreement, this Agreement and all of the Parent's obligations hereunder shall terminate, except that Executive's estate or designated beneficiaries shall be entitled to receive (A) all earned and unpaid Base Salary through the date of termination; (B) the Base Salary and Performance Bonus and all benefits with respect to the then current contract year which would have been payable or provided to Executive had the term ended two years following the last day of the month in which Executive's death occurred; and (C) all other benefits that may be due to Executive or Executive's estate or beneficiaries under the general provisions of any benefit plan, stock incentive plan or other plan in which Executive is then a participant, which benefits shall continue to be provided for a period of two years following the date of death. In addition, all Options that have become exercisable as of the date of death shall remain so for a period of twelve (12) months.

                                    ii)    Disability.  Provided that notice of
         termination has not previously been given under any Section hereof, if Executive becomes ill or is injured or disabled during the term such that Executive fails to perform all or substantially all of the duties to be rendered hereunder and such failure continues for a period in excess of 26 consecutive weeks (a "Disability"), the Parent shall continue to employ Executive under this Agreement for two years from the date of the Disability (which two year period shall commence at the beginning of the 26 week period referred to herein) and shall continue to pay Executive the Base Salary in effect on the date of the Disability (determined at the beginning of the 26 week period referred to herein), the Performance Bonus and all benefits then in effect; provided, that (A) the Parent may relieve Executive of his duties and responsibilities hereunder to the extent permitted by law and (B) any long-term disability payments received by Executive under any disability insurance plan made available to Executive by the Parent if the premiums were paid by the Parent shall be deducted from the salary and bonus payments otherwise required to be paid to Executive hereunder. If during the term and subsequent to the Disability commencement date (which shall be at any time following the end of the 26 week period referred to herein) Executive shall fully recover, the Parent shall have the right (exercisable within 60 days after receipt of notice from Executive of such recovery), but not the obligation, to restore Executive to full-time service at full compensation. If the Parent elects not to restore Executive to full-time service, Executive shall be entitled to obtain other employment. If Executive is not restored to full-time employment with the Parent, all Options that have become exercisable as of the date of Disability (determined at the end of the 26 week period referred to herein) shall remain so for a period of 12 months.

                                   iii)    Without Cause.  If the Parent elects
         to terminate Executive for any reason whatsoever other than as provided in Section 6(a) or if the Parent causes a Defacto Termination of Executive (as defined below) (each, a "Severance Termination"), Executive shall receive the "Separation Package." As used herein, the "Separation Package" shall consist of (x) Base Salary for the Severance Period (at the annual rate in effect at the date of the Severance Termination), plus (y) an amount equal to the Performance Bonus actually paid to Executive with respect to the period prior to the date of the Severance Termination equal to the Severance Period (or if Executive has been employed for a term less than the Severance Period, the amount of Performance Bonus paid to Executive for the entire period of employment multiplied by a fraction, the numerator of which is the number of days in the Severance Period and the denominator of which is the actual number of days for which Executive was employed by the Parent), and (z) an amount, if any, necessary to reimburse Executive on a net after tax basis for any applicable federal excise tax. In addition, all Options which are scheduled to vest following the date of the Severance Termination shall vest as of such date. Further, all Options which have become exercisable as of the date of the Severance Termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 12 months. In the event of a Severance Termination, Executive will also be provided with reasonable office space and secretarial support as well as the same mailing address and telephone number which Executive had during the term for up to six months, and the Parent shall pay the costs of out placement services with a provider of its choice at a level appropriate to Executive's title and position as
         requested by Executive.   For purposes of this paragraph, the
         "Severance Period" shall be the longer of (x) three years, and (y) the remaining portion of the Initial Term of Executive's employment hereunder. For purposes of this paragraph, a "Defacto Termination" shall include any of the following events: (i) the Parent shall fail to pay or shall reduce the Base Salary, Performance Bonus or other benefits provided herein, except as permitted hereunder, or shall otherwise breach any material provision hereof which breach is not cured within 10 days after receipt of notice thereof from Executive;
         (ii) the Parent shall fail to cause Executive to remain the Executive Vice President of the Parent and Chief Executive Officer and President and Chairman of the Board of the Company; (iii) Executive shall not be continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above (whether or not accompanied by a change in title); (iv) the Parent shall require Executive's primary services to be rendered in an area other than the Company's principal offices in Orange County; or (v) after a Change in Control (as defined below), the Parent increases the base salary for senior executives of the Parent generally without similarly increasing the Base Salary of Executive. For purposes of clause (iii), Executive shall be deemed not to have been continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above if there shall occur any reduction in the scope, level or nature of Executive's employment hereunder, or any demotion, any phasing out or assignment to others, of the duties contemplated herein.

                          (c)     Change in Control.

                                  i)       Following a Change in Control, this
Agreement shall continue to be binding upon the Company and Executive shall be entitled to the payments provided for in this Section 6 in the event of termination resulting from death, disability, cause, or a Separation Termination, all as provided for in Section 6(a) and 6(b).

                                  ii)      Executive may (but shall not be
obligated to) terminate this Agreement effective 30 days after the giving of such notice given at any time within two years following a Change in Control. In the event that Executive elects to terminate this Agreement pursuant to this Section 6(c)(ii), Executive shall be entitled to the following payments:

                                        (A)     If  the Change in Control is
effected to an Adverse Person (as defined below), then Executive shall be entitled to and receive the Severance Package. In addition, all Options then held by Executive which are not yet vested shall vest as of the date of such termination. Further, all Options that have become exercisable as of the date of such termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for the entire remaining term of the Options.

                                        (B)     If the Change in Control is
effected to a person other than an Adverse Person, Executive shall be entitled to receive the Severance Package. In addition, all Options which are scheduled to vest during the 12 months following the termination date shall vest as of the date of such termination. Further, all Options that have become exercisable as of the date of such termination (including those which do so as a result of the provisions of the preceding sentence) shall remain so for a period of 12 months.

                          (d)     Payment of Termination Amounts.  Executive
may elect to have all amounts to be paid to Executive pursuant to this Section 6 payable (i) over the remaining term of this Agreement or for such shorter period as expressly provided for herein, as applicable, or (ii) in a lump sum within 30 days following termination; provided, however, in the case of death or disability, the Performance Bonus shall be payable at such time as performance-based bonuses are paid to similarly situated employees of the Parent. In the event Executive elects to be paid pursuant to clause (i), Executive agrees promptly to notify the Parent in writing of Executive's acceptance of full-time employment; within 15 days after receipt of such notice, the Parent shall pay Executive in a lump sum any amounts which remain otherwise due to Executive hereunder.

                          (e)     Stock and Similar Rights.  Except with regard
to the vesting and exercise dates of Options as set forth in this Section 6, Executive's rights under any other agreement or plan under which stock options, restricted stock or similar awards are granted shall be determined in accordance with the terms and provisions of such plans or agreements.

                          (f)     No Mitigation.  Payment of any sum under this
Section 6 shall not be subject to any claim of mitigation.

                          (g)     Other Insurance Policies.  Upon any
termination of Executive's employment, and upon reimbursement of the Company of all amounts paid by the Company in connection with such policies, Executive shall have the right to purchase or otherwise direct the disposition or assignment of any disability insurance policy on him held by the Company (excluding only group disability insurance policies) upon the payment of One Dollar ($1.00) as the total consideration for each such policy.

                          (h)     Officer and Director Positions.  Executive
agrees that if this Agreement is terminated for any reason, he shall immediately resign from all officer and director positions he then holds with the Company, the Parent, or any of their respective subsidiaries.

                 3. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events which occur after the date of the Original Agreement:

                          (a)     The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of more than 50% of the combined voting power of the then outstanding voting securities of the Company or of 20% or more of the combined voting power of the then outstanding securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Voting Securities of Parent"); provided, however, that neither of the following acquisitions shall constitute a Change in Control; (i) any acquisition by the Company, the Parent or their respective subsidiaries or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, the Parent or their respective subsidiaries or any corporation controlled by the Company, Parent or any of their respective subsidiaries; or

                          (b)     Individuals who, as of the date hereof
constitute the Parent Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the Original Agreement whose election, or nomination for election by the stockholders of the Company, shall be approved by a vote of a least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                          (c)     Approval by the stockholders of the Parent of
a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation: (i) more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation, which may be the Parent or any of its subsidiaries (the "Resulting Corporation") entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger, or consolidation; (ii) no Person (excluding the Company, the Parent or any of their respective subsidiaries or any employee benefit plan (or related trust) sponsored by any of them, the

Resulting Corporation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and (iii) at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                          (d)     Approval by the stockholders of the Parent of
(i) a complete liquidation or dissolution of the Parent or (ii) the sale or other disposition of all or substantially all of the assets of the Company or Parent, other than to a corporation (the "Buyer") with respect to which (x) following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by Parent, any of its subsidiaries, any employee benefit plan sponsored by the Company, the Parent or any their respective subsidiaries or by all or substantially all of the Persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; (y) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% or more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition or assets of the Company.

                 For purposes of this Agreement, an Adverse Person shall mean any person which acquires control of the Parent in a transaction involving a Change in Control other than a transaction which, before the time of the transaction, has been approved by the Board of Directors of the Parent.

         4. INSURANCE. During the term, the Parent shall maintain, at no cost to Executive, officers and directors liability insurance that would cover Executive in an amount of no less than $45,000,000.

         5.      GENERAL PROVISIONS.

                          (a)     Notices.  All notices, requirements,
requests, demands, claims or other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) business days after having been set by registered or certified mail, return-receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or
(iv) if sent through an overnight delivery service under circumstances by which such service guarantees next day delivery, the date following the date so sent:

If to the Company, to:

         Aames Financial Corporation
         3731 Wilshire Boulevard
         Los Angeles, California 90010
         Attention:       Barbara S. Polsky, Esq.
                          Senior Vice President
                          and General Counsel


If to Executive, to:

         Neil B. Kornswiet
         16105 Whitecap Lane
         Huntington Beach, California 92649


Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                          (b)     Assignment.  This Agreement and the benefits
hereunder are personal to the Parent and the Company and are not assignable or transferable, nor may be the services to be performed hereunder be assigned by the Parent and the Company to any person, firm or corporation; provided however, that this Agreement and the benefits hereunder may be assigned by the Parent and the Company to any corporation into which the Parent and the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation, subject, however, to Executive's right to terminate this Agreement to the extent provided in Section 6. In the event of any assignment of this Agreement to any corporation acquiring all or substantially all of the assets of the Parent or the Company or to any other corporation into which the Parent or the Company may be merged or consolidated, the responsibilities and duties assigned to Executive by such successor corporation shall be the responsibilities and duties of, and compatible with the status of, a senior executive officer of such successor corporation. The Parent or the Company may delegate any of its obligations hereunder to any subsidiary of the Company, provided that such delegation shall not relieve the Parent or the Company of any of its obligations hereunder. Executive may not assign its rights hereunder or delegate his duties hereunder to any Person.

                          (c)     Complete Agreement.  This Agreement contains
the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

                          (d)     Amendments.  This Agreement may be modified,
amended, superseded or terminated only by a writing duly signed by both parties.

                          (e)     Severability.  Any provision of this
Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                          (f)     No Waiver.  Any waiver by either party of a
breach of any provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall be considered a waiver or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                          (g)     Binding Effect.  This Agreement shall be
binding on, and shall inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

                          (h)     Counterparts.  This Agreement may be executed
by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

                          (i)     Governing Law.  This Agreement has been
negotiated and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

                          (j)     Arbitration.  The parties hereby expressly
agree that any controversy or claim relating to this Agreement, including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with the Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction. Nothing in this paragraph shall preclude the parties from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.

                          (k)     Headings.  The headings included in this
Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                         AAMES FINANCIAL CORPORATION,
                                         a Delaware corporation


                                       /s/ Cary H. Thompson
                                       ----------------------------------------
                                       By:   Cary H. Thompson
                                       Its:  Chief Operating Officer



                                       EXECUTIVE

                                       /s/ Neil B. Kornswiet
                                       ----------------------------------------
                                       Neil B. Kornswiet